Exhibit 4.1

WATERS CORPORATION

2026 EQUITY-BASED COMPENSATION PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of SARs and Restricted Stock Units granted in substitution for stock appreciation rights, time-vested restricted stock units and performance-based restricted stock units, in each case, of BD, in connection with the transactions contemplated by the Merger Agreement, Separation Agreement and other transaction documents, including the Employee Matters Agreement.

3.	ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; to determine eligibility for and grant Awards; to determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award, to determine, modify, accelerate or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 7(b) below, the number of shares of Stock that may be issued in satisfaction of Awards under the Plan is 350,000 shares of Stock (the “Share Pool”).

(b) Share Counting. The Share Pool will be reduced upon issuance of an Award under the Plan by the number of shares of Stock underlying the Award. If any Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan.

(c) Type of Shares. Stock issued by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be issued under the Plan.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants in accordance with the Employee Matters Agreement.

6.	RULES APPLICABLE TO AWARDS.

(a) All Awards.

(1) Award Provisions. The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of a SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees (or will be deemed to have agreed) to the terms and conditions of the Award and the Plan.

(2) Term of Plan. No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms. Notwithstanding the foregoing, no Awards will be granted under this Plan other than as described in the Employee Matters Agreement.

(3) Transferability. Except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may not be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4) Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a SAR remains exercisable, in each case, in accordance with the Terms attached hereto as Exhibit B. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration.

(5) Recovery of Compensation; Other Policies. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound. Each Award will be subject to any policy of the Company or any of its Affiliates that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award will be subject to any policy of the Company or any of its Affiliates that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and any clawback, recoupment or similar policy of the Company or any of its Affiliates and further agrees (or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6) Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to an Award as it deems necessary. Without limitation to the foregoing, the Company or any of its Affiliates will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or one of its Affiliates, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to the Participant and required by law to be withheld (including any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or one of its Affiliates). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such amounts had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any of its Affiliates.

(7) Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its Affiliates to the Participant.

(8) Section 409A.

(A) Without limiting the generality of Section 11(b) below, each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B) Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including, but not limited to, changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C) If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first day of the seventh month following the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(8)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D) For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(E) With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of any additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(9) Deferral of Awards. Directors of the Company and Employees of the Company shall be entitled to defer the receipt of any shares of Stock that may become issuable to them under any Award in accordance with the terms of any applicable deferred compensation plan in which such Participant participates.

(b) SARs.

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no SAR will be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by the payment required under the Award. The Administrator may limit or restrict the exercisability of any SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Maximum Term. The maximum term of SARs must not exceed 10 years from the date of grant.

(3) No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding SARs to reduce the exercise price or base value of such SARs; (ii) cancel outstanding SARs in exchange for SARs that have an exercise price or base value that is less than the exercise price or base value of the original SARs; or (iii) cancel outstanding SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Covered Transactions. Except as otherwise expressly provided in an Award or other agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1) Assumption or Substitution. Each unvested Award (or portion thereof) that is outstanding as of the consummation of the Covered Transaction that is eligible to vest solely based on continued Employment, shall be assumed, continued or substituted for by the acquiror or survivor or an affiliate of the acquiror or survivor with an award that preserves the existing value of the Award (or portion thereof) as of the consummation of the Covered Transaction on terms that are no less favorable to the Participant than those applicable to the Award and vests on the same schedule as the Award so assumed, continued or substituted for; provided, that, if within two (2) years following the consummation of the Covered Transaction, a Participant’s Employment is terminated by the Company or any successor thereof for any reason other than Cause or if the Participant resigns for Good Reason, such Award or any award granted in substitution therefor (or portion thereof) shall vest in full.

(2) Acceleration. Each unvested Award that is outstanding as of the consummation of a Covered Transaction that is not assumed, continued or substituted for as provided in Section 7(a)(1) above shall vest in full in connection with the consummation of the Covered Transaction on a basis that permits the applicable Participant to participate in the Covered Transaction as a stockholder of the Company.

(3) Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) above and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(4) Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 7(a)(1) or Section 7(a)(2) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, an acceleration under Section 7(a)(2) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition.

(5) Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(b) Changes in and Distributions with Respect to Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the Share Pool, the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Sections 7(a) and 7(b)(1) above, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to issue any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of issuance listed on any stock exchange or national market system, the shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the issuance of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, no adjustment to any Award pursuant to the terms of Section 7 above will be treated as an amendment requiring a Participant’s consent.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its Affiliates to grant any person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its Affiliates, nor the Administrator, nor any person acting on behalf of the Company, any of its Affiliates, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c) Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

12.	RULES FOR PARTICIPANTS SUBJECT TO NON-U.S. LAWS

The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Administrator. Any such sub-plan, supplement or appendix may contain, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional or different terms and conditions, as the Administrator deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Administrator); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase Share Pool or cause a violation of any U.S. law.

13.	GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 above or as provided in Section 13(a) above, the domestic substantive laws of the Commonwealth of Massachusetts govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. Subject to Section 13(a) above and except as may be expressly set forth in an Award agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Commonwealth of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Commonwealth of Massachusetts; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Affiliate”: Any entity that, directly or indirectly, is controlled by the Company and any entity in which the Company has a significant equity interest, in either case as determined by the Administrator.

“Award”: Any or a combination of the following:

(a) SARs.

(b) Stock Units, including Restricted Stock Units

“BD”: Becton, Dickinson and Company, a New Jersey corporation.

“Board”: The Board of Directors of the Company.

“Cause”: Any of the following: (i) the repeated failure of a Participant to perform substantially the Participant’s duties with the Company or any Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), (ii) a Participant’s material violation of any Company policy pertaining to harassment, discrimination, ethics, dishonesty, or theft, (iii) the Participant engages in illegal conduct or willful misconduct that is materially and demonstrably injurious to the Company, or (iv) a Participant manages a subordinate who engages in the acts specified in clauses (i), (ii) or (iii) above and the Participant knew, or should have known in the exercise of reasonable care, about the subordinate’s conduct and failed to take immediate action to prevent, remediate, and report such conduct. No act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without the reasonable belief that the Participant’s action or omission was in the best interest of the Company.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Waters Corporation, a Delaware corporation.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, the following acquisitions shall not constitute a Covered Transaction: (i) any acquisition directly from the Company; (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) or (C) of paragraph (c) below, or (v) any acquisition that the Board determines, in good faith, was inadvertent, if the acquiring Person divests as promptly as practicable a sufficient amount of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities, as applicable, to reverse such acquisition of 25% or more thereof.

(b) Individuals who, as of the day after the effective time of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such time whose election, or nomination for election as a director by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consent by or on behalf of a Person other than the Board.

(c) The consummation of a reorganization, merger, consolidation or sale or other disposition of all or subsequently all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Date of Adoption”: The date the Plan was approved by the Company’s stockholders.

“Director”: A member of the Board who is not an Employee.

“Disability”: A Participant’s disability as determined in accordance with a disability insurance program maintained by the Company or an Affiliate.

“409A Disability”: A Disability that qualifies as a total disability as defined below and determined in a manner consistent with Section 409A:

The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

A Participant will be deemed to have suffered a 409A Disability if determined to be totally disabled by the Social Security Administration. In addition, the Participant will be deemed to have suffered a 409A Disability if determined to be disabled in accordance with a disability insurance program maintained by the Company, provided that the definition of disability applied under such disability insurance program complies with the requirements of Code Section 409A and the regulations thereunder.

“Employee”: Any person who is employed by the Company or any of its Affiliates.

“Employee Matters Agreement”: The Employee Matters Agreement by and among the Company, Augusta SpinCo Corporation and BD.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its Affiliates. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services to, the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with any of its Affiliates and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate of the Company unless the Participant transfers Employment to the Company or one of its remaining Affiliates. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the New York Stock Exchange (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules Section 409A to the extent applicable.

“Good Reason”: The occurrence (without the Participant’s express written consent) of (1) a reduction in the Participant’s base salary as in effect immediately prior to the Covered Transaction or as the same may be increased thereafter from time to time, or a reduction in the Participant’s annual performance incentive award opportunity or equity-based compensation that is not in good faith and consistent with past practices, or (2) any change in the location of the Participant’s principal place of employment as it existed immediately prior to the Covered Transaction to a location that is more than twenty-five (25) miles from such principal place of employment. No event described above shall constitute Good Reason unless the Participant gives written notice to the Company of the existence of the event within 90 days after the initial occurrence of such event and the Company has not remedied such within 30 days of receipt of such notice. Notwithstanding the foregoing, if a Participant is a party to an employment agreement or other agreement or plan between the Company and the Participant that provides for the continued employment of the Participant following a Covered Transaction and the payment of benefits upon termination of employment in connection with or following a Covered Transaction, “Good Reason” with respect to such Participant for purposes of this Plan shall have the meaning given to such term in such agreement.

“Merger Agreement”: The Agreement and Plan of Merger, dated as of July 13, 2025, by and among BD, Augusta SpinCo Corporation, Waters and Beta Merger Sub, Inc., as may be amended from time to time.

“Original Grant Date”: The date of grant of such stock appreciation rights, time-vested restricted stock units or performance-based restricted stock units, in each case, of BD, that such Award is granted in substitution for.

“Participant”: A person who is granted an Award under the Plan.

“Plan”: This Waters Corporation 2026 Equity-Based Compensation Plan, as from time to time amended and in effect.

“Retirement”: A Separation from Service after attainment of retirement under applicable Company policy and as reflected for each Participant in the records of the equity plan administrator; provided, that such policy and records shall reflect the BD policy or practice as applicable to the Participant as of immediately prior to the closing of the transactions contemplated by the Merger Agreement.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the issuance of Stock is, subject to the satisfaction of specified vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Separation Agreement”: The Separation Agreement, dated as of July 13, 2025, among Waters, Augusta SpinCo Corporation and BD, as may be amended from time to time.

“Separation from Service”: A termination of employment or other separation from service from the Company, as described in Code Section 409A and the regulations thereunder, including, but not limited to a termination by reason of Retirement or involuntary termination without Cause, but excluding any such termination where there is a simultaneous re-employment by the Company.

“Stock”: Common stock of the Company, par value $0.01 per share.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to issue Stock or deliver cash measured by the value of Stock in the future.

EXHIBIT B

Terms of Awards under the Plan

Capitalized terms used herein that are not defined shall have the same meaning as set forth in the Plan.

1. Stock Appreciation Rights (SARs)

(a) Vesting Period: SARs vest ratably over three (3) or four (4) years, as determined by the Committee, except as provided in the Plan.

(b) Term: Ten (10) years from the Original Grant Date.

(c) Exercise Price: Fair market value of BD common stock on Original Grant Date, as adjusted as provided in the Employee Matters Agreement.

(d) Settlement: Upon exercise, the holder receives shares of Stock or (for holders in certain jurisdictions) cash equal in value to the difference between the Fair Market Value of a share of Stock at the time of exercise and the exercise price.

(e) Termination of Employment. Upon death, Disability or Retirement, all unvested SARs become fully exercisable for their remaining term. Upon termination due to voluntary termination or involuntary termination without Cause, SARs may be exercised for three months following termination, but only to the extent vested at the time of termination. Upon involuntary termination with Cause, unexercised SARs are forfeited.

2. Restricted Stock Units

(a) Vesting Period: With respect to Restricted Stock Units granted in substitution of time-vested restricted stock units of BD, such Awards vest ratably over three (3) years, with one-third becoming vested on each of the first, second, and third anniversary of the Original Grant Date. With respect to Restricted Stock Units granted in substitution of performance-based restricted stock units of BD, such Awards vest 100% on the third anniversary of the Original Grant Date.

(b) Settlement: Each Restricted Stock Unit entitles the grantee to one share of Stock or (for grantees in certain jurisdictions) cash measured by the value of Stock payable upon vesting, except as otherwise provided herein.

(c) Dividend Equivalent Rights: Dividends do not accrue on Restricted Stock Units.

(d) Termination of Employment: With respect to Restricted Stock Units granted in substitution of time-vested restricted stock units of BD, upon Retirement, death or Disability such Restricted Stock Units vest in full. With respect to Restricted Stock Units granted in substitution of performance-based restricted stock units of BD, (1) upon a termination without Cause, Retirement, or Disability (other than a 409A Disability) such Restricted Stock Units vest pro rata with such shares of Stock settled following the end of the vesting period described in 2(a) above and (2) upon death or a 409A Disability such Restricted Stock Units vest pro rata with such shares of Stock settled immediately following such death or 409A Disability. Upon voluntary or involuntary termination, unvested Restricted Stock Units are forfeited.

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3. Change in Control Provisions

Awards automatically vest upon a Covered Transaction unless the Awards are either continued or replaced with similar awards. In those instances where Awards are continued or replaced, the Awards will then automatically vest if the holder is terminated without Cause or the holder terminates employment for Good Reason within two years following the Covered Transaction.

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